Exhibit 21.1

                         Subsidiaries of the Registrant


         Toys International.COM, Inc.
         State of Incorporation:  Delaware
         Name(s) under which does business: Toys International, Toy Co.,
                                            Tutti Animali

         Play Co. Toys Canyon Country, Inc.
         State of Incorporation:  Delaware
         Name(s) under which does business:  Play Co.